Exhibit 4.7

KNOLOGY, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of May 26, 2005, by and among Knology, Inc., a Delaware corporation (the “Company”) and the persons listed on the signature page(s) attached hereto (together with their successors and assigns, the “Stockholders”).

The Company and each of the Stockholders are party to that certain Series AA Preferred Purchase Agreement, dated as of May 4, 2005 (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which the Stockholders will purchase from the Company shares of the Company’s Series AA Convertible Preferred Stock, par value $0.01 per share (the “Series AA Preferred”). The Series AA Preferred will be convertible into shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), as provided in the certificate of designations defining the rights, preferences and privileges of the Series AA Preferred (the “Certificate of Designations”).

The Company is also party to a Stockholders Agreement, dated as of February 7, 2000, as amended as of January 12, 2001, and October 18, 2002 (as the same may hereafter be amended from time to time, the “Stockholders Agreement”), with certain of the Company’s existing stockholders governing certain rights and obligations of the stockholders party thereto with respect to the registration of securities of the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (as the same may be amended from time to time, the “Securities Act”).

In order to induce the Stockholders to enter into the Purchase Agreement, the Company has agreed, as a condition to each Stockholder’s obligation to consummate the transactions contemplated by the Purchase Agreement, (x) to permit each Stockholder to become party to, and entitled to the benefits of, the Stockholders Agreement (by means of a Joinder in substantially the form attached hereto as Exhibit A) and (y) to afford to each Stockholder the additional registration rights set forth in this Agreement. Any capitalized term not defined herein shall have the meaning given such term in the Stockholders Agreement or, if not defined therein, in the Purchase Agreement.

The parties hereto agree as follows:

1. Shelf Registration.

(a) In addition to the Company’s obligations under Section 2.01(a)(ii) of the Stockholders Agreement, if the Company is S-3 Eligible, the Company shall use its commercially reasonable efforts to file within 60 days of the date of this Agreement a “shelf” registration statement (together with any exhibits, amendments or supplements thereto, and any documents incorporated by reference therein, the “Shelf Registration”), with respect to the Common Stock issuable upon conversion of the Series AA Preferred acquired by the Stockholders pursuant to the Purchase Agreement (the “Registrable Securities”). The Company

shall use its commercially reasonable efforts to cause the Shelf Registration to become effective as soon as practicable after the filing thereof, but in any event no more than 120 days after the date of this Agreement, and shall use its commercially reasonable efforts to keep the Shelf Registration continuously effective from the date such Shelf Registration first becomes effective until the later of the date on which no shares of Series AA Preferred remain outstanding or the 180th day following any automatic conversion of the Series AA Preferred as provided in the Certificate of Designations. The Company and each Stockholder acknowledge and agree that any Shelf Registration shall constitute a “Piggyback Registration” within the meaning of Section 2.02 of the Stockholders Agreement, and that other holders of “Registrable Securities” within the meaning of the Stockholders Agreement (“Pre-existing Holders”) shall be entitled to notice of, and the opportunity to include their “Registrable Securities” in, any Shelf Registration.

(b) Subject to Section 4 hereof, the Company shall supplement or amend the Shelf Registration, (i) as required by Form S-3 or by the Securities Act, (ii) to include in such Shelf Registration any additional securities that become Registrable Securities by operation of the definition thereof, and (iii) following the written request of a holder of Registrable Securities (a “Holder”) pursuant to Section 1(c) below, to cover offers and sales of all or a part of the Registrable Securities or other securities included therein by means of an underwriting, including the incorporation of any information required pursuant to Section 4.

(c) The Holders may, at their election and upon written notice by any Holder to the Company, effect offers and sales under the Shelf Registration by means of one or more underwritten offerings, in which case the provisions of Section 2 regarding underwritten offerings and Section 4 shall apply to any such underwritten distribution of securities under the Shelf Registration.

2. Demand Registrations. In addition to the Company’s obligations under Section 2.01(a)(i) of the Stockholders Agreement, in the event that the Company ceases to be S-3 Eligible:

(a) Requests for Registration. Subject to the terms set forth herein, any Holder may request registration under the Securities Act of all or part of their Registrable Securities on Form S-1, Form S-2 or any similar registration form (each, a “Demand Registration”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. The Company and each Stockholder acknowledge and agree that any such Demand Registration shall constitute a “Piggyback Registration” within the meaning of Section 2.02 of the Stockholders Agreement, and that Pre-existing Holders shall be entitled to notice of, and the opportunity to include their “Registrable Securities” in, such Demand Registration. As promptly as reasonably practicable after receipt of any such request, the Company shall give written notice of such requested Demand Registration to all other Holders and, pursuant to Section 2.02 of the Stockholders Agreement, to all other Pre-existing Holders. Subject to the provisions of Section 2.02(c) of the Stockholders Agreement, the Company shall include in such Demand Registration all securities with respect to which the Company has received written requests for inclusion therein within 10 days after the receipt of the Company’s notice.

(b) Exceptions. Notwithstanding any provision in Section 2(a) to the contrary, the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2:

(x) If the Company shall have previously effected an underwritten registration with respect to Registrable Securities pursuant to Section 1(c) or 2 hereof or Section 2.02 of the Stockholders Agreement, then the Company shall not be required to effect any underwritten registration pursuant to this Section 2 until a period of 180 days shall have elapsed from the effective date of the most recent such previous registration;

(y) If, upon receipt of a registration request pursuant to this Section 2, the Company is advised in writing (with a copy to each holder requesting a Demand Registration) by a recognized national independent investment banking firm selected by the Company that, in such firm’s opinion, a registration at the time and on the terms requested would adversely affect any public offering of securities of the Company by the Company (other than in connection with benefit and similar plans) (a “Company Offering”) with respect to which the Company has commenced preparations for a registration prior to the receipt of a registration request pursuant to this Section 2, the Company shall not be required to effect a registration pursuant to this Section 2 until the earlier of (i) 90 days after the completion of such Company Offering, (ii) promptly after any abandonment of such Company Offering or (iii) 60 days after the date of receipt of a registration request pursuant to this Section 2; or

(z) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(c) Deferral of Demand Registration. The Company shall file a registration statement with respect to each Demand Registration requested pursuant to Section 2 as soon as reasonably practicable after receipt of demand therefor; provided, however, that if in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company in that such registration would interfere with any material corporate transaction by the Company, or require disclosure of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction or other material development involving the Company, and the Board of Directors concludes, as a result, that it is advisable to defer the filing or effectiveness of such registration statement at such time (as evidenced by an appropriate resolution of the Board), then the Company shall have the right to defer such filing for the period during which such registration would be seriously detrimental; provided, however, that (i) the Company may not defer the filing or effectiveness for a period of more than 180 days, (ii) the Company may not take such option to defer filing or effectiveness of such registration(s) for more than 180 days in any 12-month period, and (iii) the Company shall not exercise its right to defer a Demand Registration more than three times.

(d) Underwriting. The Holders shall be entitled to two underwritten Demand Registrations pursuant to Sections 1(a) and 2(a). If the Holders initiating any Demand Registration intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to Section 1(c) or 2(a), and the Company shall include such information in its written notice to other Holders and Pre-existing Holders. The initiating Holders shall have the right to select the managing underwriter(s) for an underwritten Demand Registration, subject to the approval of the Company’s Board of Directors (which will not be unreasonably withheld or delayed). The right of any Holder to participate in an underwritten Demand Registration shall be conditioned upon such Holder’s participation in such underwriting in accordance with the terms and conditions thereof, and the Company and such Holders will enter into an underwriting agreement in customary form.

(e) Priorities. If securities other than Registrable Securities are included in any Demand Registration that is an underwritten offering, and the managing underwriter for such offering advises the Company that in its opinion the amount of securities to be included exceeds the amount of securities which can be sold in such offering without adversely affecting the marketability thereof, notwithstanding any other provision of this Section 2(e), if the managing underwriter advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by persons who are not Holders and who are not Pre-existing Holders shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of such shares, still further reductions are required, the number of shares included in the Demand Registration by each Holder and each Pre-existing Holder shall be reduced in the manner provided in Section 2.02(c) of the Stockholders Agreement. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(f) Other Registration Rights. In connection with a Demand Registration, the Company may grant rights to other stockholders to participate in the Demand Registrations so long as such rights are subordinate to the rights of the holders of the Registrable Securities.

3. Holdback Agreements.

(a) Each Stockholder, in the event the Company is issuing its Common Stock to the public in an underwritten offering, agrees, if requested in writing by the managing underwriter or underwriters for such underwritten offering and if such underwriters obtain a similar agreement from all officers, directors and holders of more than 5% of the Company’s outstanding Common Stock (who are not parties to this Agreement or the Stockholders Agreement), not to effect any public sale or distribution of such Registrable Securities under the Securities Act, during the 90-day period beginning on the effective date of such underwritten offering; provided, however, that no holder shall be required to refrain from transferring securities to an affiliate of such holder.

(b) Each Stockholder agrees not to effect any public sale or distribution of its Registrable Securities under the Securities Act during the 90-day period beginning on the effective date of any underwritten Shelf Registration or Demand Registration, except as part of such Shelf Registration or Demand Registration in which such Stockholder was permitted to register Registrable Securities and in connection therewith; provided, however, that no holder shall be required to refrain from transferring securities to any affiliate of such holder.

4. Registration Procedures. Should the holders of the Registrable Securities exercise the rights described in Sections 1 and 2 of this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission a registration statement with respect to such Registrable Securities which shall (i) be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution by the selling holders thereof and (ii) comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be included therein or if permitted by the rules and forms of the Commission, incorporate such financial statements therein by reference;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement (including post-effective amendments) as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) in connection with any underwritten Shelf Registration or Demand Registration, to the extent practicable, promptly prior to the filing of any document that is to be incorporated by reference into any registration statement or prospectus forming a part thereof subsequent to the effectiveness thereof, and in any event no later than the date such document is filed with the Commission, provide copies of such document to the Holders, if requested, and to any underwriter, and make representatives of the Company available for discussion of such document and other customary due diligence matters, and include in such document prior to the filing thereof such information as any Holder or any such underwriter reasonably may request;

(d) obtain appropriate qualifications of the securities covered by such registration under state securities or “blue sky” laws in such jurisdictions as may be requested by the holders of Registrable Securities; provided, however, that the Company shall not be required to file a general consent to service of process in any jurisdiction in which it is not otherwise subject to service in order to obtain any such qualification;

(e) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(f) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances then existing, not misleading;

(g) cause all Registrable Securities covered by such registration to be listed on the Nasdaq National Market, or if the Common Stock is not then listed thereon, on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed;

(h) in connection with any underwritten Shelf Registration or Demand Registration, furnish to the Holders of Registrable Securities covered by such registration, addressed to them, an opinion of counsel for the Company, dated the date of the closing under the underwriting agreement, if any, or the date of effectiveness of the registration statement if such registration is not an underwritten offering, and use its reasonable best efforts to furnish to the Holders of Registrable Securities covered by such registration, addressed to them, a “cold comfort” letter signed by the independent certified public accountants who have certified the Company’s financial statements included in such registration, covering substantially the same matters with respect to such registration (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as such Holders may reasonably request;

(i) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(j) in connection with any underwritten Shelf Registration or Demand Registration, the Company will enter into an underwriting agreement reasonably satisfactory to the initiating Holders containing customary underwriting provisions, including indemnification and contribution provisions; and

(k) in the case of an underwritten Shelf Registration or Demand Registration, participate in customary “roadshow” presentations in connection with such registration.

5. Expenses of Registration.

(a) For purposes of this Agreement, “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, including NASD filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration, and the fees and expenses of one counsel for the selling Holders, but excluding Selling Expenses. “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders other than fees and expenses of one counsel for all the selling Holders.

(b) All Registration Expenses incurred in connection with all Shelf Registrations and Demand Registrations shall be borne by the Company. Selling Expenses relating to Registrable Securities included in any Shelf Registration or Demand Registration shall be borne by the participating Holders.

6. Indemnification; Contribution.

(a) The Company will indemnify each Holder, each of such Holders’ officers, directors, partners, agents, employees and representatives, each underwriter, and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act, with respect to each registration, qualification or compliance effected pursuant to this Agreement, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or any other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or such underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld or delayed).

(b) Each Holder of Registrable Securities included in any registration effected pursuant to this Agreement shall indemnify the Company, each of its directors, officers, agents, employees and representatives, each underwriter, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other participating Holder and each of their officers, directors and partners, and each person controlling such holders, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such indemnified persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company by or on behalf of such Holder; provided, however, that (x) no Holder shall be liable hereunder for any amounts in excess of the net proceeds received by such Holder pursuant to such registration, and (y) the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent has not been unreasonably withheld or delayed).

(c) Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom through counsel approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense but the fees and disbursements of counsel to an Indemnified Party so choosing to participate shall be at the expense of such party, unless (i) the Indemnifying Party shall have failed to retain counsel for the Indemnified Party as aforesaid, or (ii) the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or that the interests of the Indemnified Party conflict with the interests of the Indemnifying Party; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 to the extent such failure is not prejudicial. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include an unconditional release of such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in any case, no Indemnifying Party shall be required to contribute an amount in excess of the net proceeds received by it from all Registrable Securities sold in the transactions related to such statements or omissions. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

7. Participation in Underwritten Registrations. No Person may participate in any Registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no holder of the Registrable Securities included in any underwritten Registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s title to and authority to sell the Registrable Securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in paragraph 6 hereof.

8. Other Obligations. With a view to making available the benefits of certain rules and regulations of the Commission which may effectuate the registration of Registrable Securities or permit the sale of Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) cause the Company to become and/or remain S-3 Eligible;

(b) at such time as any Registrable Securities are eligible for transfer under Rule 144(k), upon the request of the Holder of such Registrable Securities, remove any restrictive legend from the certificates evidencing such securities at no cost to such Holder;

(c) make and keep available public information as defined in Rule 144 under the Securities Act at all times that any Registrable Securities are entitled to the benefits of this Agreement;

(d) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(e) furnish any Holder upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission (including Rule 144A) allowing a Holder to sell any such securities without registration.

9. Basic Financial Information. If at any time the Company is not subject to the reporting requirements at Section 13 or 15(d) of the Exchange Act, the Company will furnish the following reports to each Holder:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flow of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by a independent registered public accounting firm selected by the Company; and

(b) As soon as practicable after the end of each quarterly accounting period in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flow of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the chief financial officer of the Company, except that such statements need not contain the notes required by generally accepted accounting principles.

10. Termination of Registration Rights. The right of any Holder to request inclusion of Registrable Securities in any registration pursuant to this Agreement shall terminate when (i) all Registrable Securities beneficially owned by such Holder immediately may be sold under Rule 144(k) and (ii) the Company’s Common Stock is listed on a national securities exchange or traded in The Nasdaq Stock Market. Further, no Holder shall have the right to request inclusion of Registrable Securities in any registration statement pursuant to this Agreement that previously have been sold pursuant to an effective registration statement under the Securities Act or that have otherwise been sold to the public in an open-market transaction under Rule 144.

11. Miscellaneous

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of the Registrable Securities in this Agreement. The Company further represents that it is not a party to any agreement other than this Agreement which grants registration rights for the Company’s securities to any Person, other than the Stockholders Agreement and the Warrant Registration Rights Agreement between the Company and United States Trust Company of New York, as Warrant Agent, dated as of December 3, 1999).

(b) Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially adversely affect the ability of the holders of the Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially adversely affect the marketability of such Registrable Securities in any such registration (which might include, without limitation, effecting a stock split or a combination of shares).

(c) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(d) Amendment and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, waived or terminated only upon the prior written consent of the Company and the holders of two-thirds of the outstanding Registrable Securities (after giving effect to paragraph 10 of this Agreement) affected thereby. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts (any one of which may be by facsimile), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(h) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i) Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(j) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or sent by facsimile transmission

(confirmed by the facsimile operator). Such notices, demands and other communications shall be sent to each holder of the Registrable Securities at the address and/or facsimile number indicated on Exhibit A hereto and to the Company at the address and/or facsimile number indicated below:

Knology, Inc.

1241 O.G. Skinner Drive

West Point, Georgia 31833

Attention: Chad S. Wachter

Facsimile: (706) 645-0148

With a copy to:

Alston & Bird, LLP

601 Pennsylvania Avenue, NW

North Building, 10th Floor

Washington, DC 20004

Attention: David E. Brown, Jr.

Facsimile: (202) 756-3333

Or to such other address and/or facsimile number or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(k) Joinder. Any purchaser of Registrable Securities must become a party to this Agreement upon execution and delivery of a joinder agreement between such purchaser and the holders of at least a majority of the Registrable Securities (excluding the Registrable Securities purchased by such purchaser).

(l) Certain Calculations. For purposes of this Agreement, any and all rights exercisable by holders of a specified minimum percentage of the Registrable Securities shall be determined on an “as-converted” basis. All references to numbers of shares, per share price or other share amounts in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

[Signature Pages Intentionally Omitted]

Exhibit A

Schedule of Stockholders

Series AA Preferred Stock

Name and Address	Total Number of Shares
Campbell B. Lanier, III c/o PRE Holdings, Inc. P. O. Box 510 West Point, GA 31833	143,750

J. Smith Lanier II c/o J. Smith Lanier and Company P. O. Box 70 West Point, GA 31833	143,750

AT&T Venture Fund II, LP c/o VMS Group 47 Hulfish Street Suite 300 Princeton, NJ 08542 Attention: Dom Turiano	31,860

Special Partners Fund, LP c/o VMS Group 47 Hulfish Street Suite 300 Princeton, NJ 08542 Attention: Dom Turiano	2,000

Special Partners Fund International, LP c/o VMS Group 47 Hulfish Street Suite 300 Princeton, NJ 08542 Attention: Dom Turiano	11,140

The Burton Partnership (QP), Limited Partnership 614 W. Bay Street Tampa, FL 33606 Attn: Laurie Ann Burton	140,625

The Burton Partnership, Limited Partnership 614 W. Bay Street Tampa, FL 33606 Attn: Laurie Ann Burton	46,875

O. Gene Gabbard 102 Marseille Place Cary, North Carolina 27511	25,000

SGL Investments Limited Partnership I 140 Fountain Parkway, Suite 420 St. Petersburg, FL 33716	50,000

Ballast Point Ventures, L.P. 880 Carillon Parkway St. Petersburg, FL 33716	237,288

Ballast Point Ventures EF, L.P. 880 Carillon Parkway St. Petersburg, FL 33716	12,712

PNC Venture Corp 3150 CNG Tower Pittsburgh, PA 15222 Attn: David Hillman	75,000

Total	920,000